Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
Advanced Series Trust - UBS Dynamic Alpha Portfolio

1.  Name of Issuer:  Wells Fargo & Co. 949746101

2.   Date of Purchase:  May 8, 2009

3.  Number of Securities Purchased:  341,000,000

4.  Dollar Amount of Purchase:  $7,502,000,000

5.  Price per Unit:  $22.00

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
UBS Securities Inc.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets corporation, UBS Securities LLC, Blaylock Robert Van, LLC, Cabrera Capital Markets, LLC, CastleOak Securities, L.P., Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., Oppenheimer & Co. Inc., Raymond James & Associates, Inc., Robert W. Baird & co., Incorporated, Samuel A. Ramirez & company, Inc., Stifel, Nicolaus & Company Incorporated, The Williams Capital Group, L.P.